OFFICE OF THE CHAIRMAN


                                          March 24, 1995





To Our Stockholders:

     The Board of Directors joins me in extending to you a cordial invitation to attend the 1995 Annual Meeting of Stockholders. The meeting will be held in Lincoln, Nebraska, at 10:30 a.m. on Wednesday, April 26, 1995.

     In addition to voting on the matters described in this Proxy Statement, we will review the Corporation's 1994 business and discuss our plans for 1995 and beyond. There will be an opportunity to discuss matters of interest to you as a stockholder.

     We hope many Lincoln Telecommunications Company stockholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy will save the expense involved in further communications. Any stockholder attending the meeting may vote in person even if a proxy has been returned.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                          Sincerely,

                                          /s/ Thomas C. Woods, III

                                          THOMAS C. WOODS, III
                                          Chairman of the Board









                     LINCOLN TELECOMMUNICATIONS COMPANY
                               1440 M STREET
                         LINCOLN, NEBRASKA  68508

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 1995

To the Holders of Common Stock of
     LINCOLN TELECOMMUNICATIONS COMPANY:

     Notice is hereby given that the Annual Meeting of Stockholders of Lincoln Telecommunications Company, a Nebraska corporation (hereinafter the "Corporation"), will be held at the Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508, on Wednesday, April 26, 1995, at 10:30 a.m. for the following purposes:

     (1) To elect four (4) directors to hold office for a term of three years or until their successors are elected and qualified.

     (2) To transact any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

     The close of business on March 10, 1995, has been fixed as the date of record for the determination of common stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Accordingly, only common stockholders of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Corporation, which address is set forth above, and will also be available for examination at the Annual meeting until its adjournment.

     It is important that your shares of stock be represented at this Annual Meeting. If you do not expect to be present in person, you are requested by Management to fill in, sign, date and return the proxy in the enclosed envelope. No postage need be affixed if mailed within the United States.

                                          By order of the Board of Directors,
                                          LINCOLN TELECOMMUNICATIONS COMPANY


                                          /s/ Michael J. Tavlin

                                          Michael J. Tavlin, Secretary








Lincoln, Nebraska
March 24, 1995

     YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.


                      LINCOLN TELECOMMUNICATIONS COMPANY
                               1440 M STREET
                           LINCOLN, NEBRASKA 68508
                              PROXY STATEMENT
                           SOLICITATION OF PROXIES
                                     FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON APRIL 26, 1995

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Management of the Corporation for use at the Annual Meeting of Stockholders to be held on April 26, 1995 for the purposes set forth in the foregoing Notice. This statement and the form of proxy are being first sent to security holders on or about March 24, 1995.

     The accompanying form of proxy, in ballot form, has been prepared at the direction of the Board of Directors and is sent to you at its request. The proxies named therein have been designated by Management.

     Stockholders who execute proxies retain the right to revoke them at any time before they are voted by attending the Annual Meeting and voting in person or by notifying the Secretary of the Corporation at 1440 M Street, Lincoln, Nebraska, 68508, in writing of such revocation prior to the Meeting. A proxy, when properly executed, duly returned and not so revoked, will be voted and, if it contains any specification, will be voted in accordance therewith; provided the proxy is not mutilated or otherwise received in such form or at such time as to render it unvotable. If no choice is specified, the proxy will be voted in accordance with the recommendations of Management, as stated on the proxy form and in this proxy statement.

     The solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by officers, directors and regular employees of the Corporation personally, by telephone or by telegraph. The Corporation does not anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that the Corporation may pay persons holding shares in their name, or of their nominees, for sending proxies and proxy material to principals. The entire cost of solicitation will be borne by the Corporation.

                       Outstanding Shares and Voting Rights

     The voting securities of the Corporation consist of 32,377,290 shares of Common Stock (CUSIP 534780 10 1), issued and outstanding as of March 10, 1995, each of which is entitled to one vote. Only holders of Common Stock of record at the close of business on March 10, 1995 are entitled to notice of and to vote with respect to this solicitation.

     The following table sets forth information as of March 10, 1995, regarding the only persons or entities known by the Corporation based on
Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission, to own more than 5% of the Corporation's Common Stock. Except as otherwise indicated below, both entities own such Common Stock directly with sole investment and sole voting power.





Name and Address of            Amount and Nature of          Percent
Beneficial Owner               Beneficial Ownership          Of Class
- -------------------            --------------------          --------
Sahara Enterprises, Inc.*            3,176,776                 9.82
Suite 2000
Three First National Plaza
Chicago, Illinois 60602

Gabelli Funds Inc., and
  associated entities**              1,869,100                 5.78
One Corporate Center
Rye, New York 10580-1434

 * Reference should be made to the table and footnotes thereto under "Security Ownership of Management" on pages 5 and 6, especially the information concerning beneficial ownership of shares by Messrs. Woods and Wheatley.

** These are investment firms which have the power to vote and dispose of the stock owned by each, shared in part with others in a portfolio management/agency relationship in respect to a number of accounts.

                           ELECTION OF DIRECTORS
                           (ITEM 1 ON PROXY CARD)

      Pursuant to a policy adopted by the Board of Directors providing that service on the Board should terminate at the end of a term in which a member attains age 70, Mr. J. Taylor Greer is retiring from the Board and not standing for re-election. The members of the Board and Management of the Corporation appreciate Mr. Greer's years of service on the Board of Directors.

     Four (4) Directors are to be elected at the Annual Meeting for a term of three years or until their respective successors are elected and qualified.

     The persons named in the accompanying form of proxy will vote the shares represented by all executed proxies which are received for the election of Management's nominees hereinafter named, unless the authority to do so is withheld on the proxy. All nominees are presently serving as Directors of the Corporation, being elected to office by its stockholders.

     The holders of a majority of the Common Stock issued and outstanding, present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. Shares represented by proxies on which the authority to vote for a director nominee or nominees is withheld and broker non-votes are counted only for purposes of determining the presence of a quorum for the transaction of business. If a quorum is present, the affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting shall be necessary for the election of a director nominee. A director nominee must receive the affirmative vote of the majority of Common Stock represented at the Annual Meeting in order to be elected, and shares represented by proxies or ballots on which authority to vote is withheld and non-votes are not treated as votes for a nominee.

     At the Annual Meeting, votes will be counted by an employee of Chemical Mellon Shareholder Services, the Corporation's independent transfer agent and registrar. Such individual will process the votes cast by the stockholders, will make a report of his inspection and count of the votes cast by the stockholders and will certify the affirmative votes and votes withheld for the election of each director nominee.

     Under Nebraska law, holders of Common Stock are entitled to cumulative voting rights in the election of directors. Cumulative voting allows a stockholder to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate said votes and give one person as many votes as the number of directors to be elected multiplied by the number of his shares, or to distribute said votes among as many directors to be elected as he sees fit. Unless directed differently on any executed proxy, the persons named in the proxy will vote the shares represented by any proxy equally among those nominees for whom the stockholder has not withheld authority to vote.

     Management has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in such accompanying form of proxy to vote for other nominees selected by the Board in accordance with their best judgment.

     The following table sets forth certain information about each director, including each person's business experience for the past five years, and presents certain information for all present executive officers and directors as a group. Information presented is stated as of February 28, 1995.

                     NOMINEES FOR TERM TO EXPIRE IN 1998

CHARLES R. HERMES; Director since 1992; Age 52; Hastings, Nebraska. Mr. Hermes is President of Dutton-Lainson Company (wholesale electrical and plumbing supplies, and a manufacturer of hardware and marine specialties) of Hastings, Nebraska, and has held such position since 1974.

FRANK H. HILSABECK; Director since 1990; Age 50; Lincoln, Nebraska. Mr. Hilsabeck is President and Chief Executive Officer of the Corporation, and is President of its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's President and Chief Operating Officer from March 1991 to May 1993, was President-Telephone Operations from March 1990 to March 1991, was Vice President-Telephone Operations from 1986 to March 1990, and was Executive Vice President-Operations of such principal subsidiary from 1986 to March 1990.

PAUL C. SCHORR, III; Director since 1973; Age 58; Lincoln, Nebraska. Mr. Schorr is President and Chief Executive Officer of ComCor Holding
Incorporated (an electrical contractor specializing in construction consulting services) of Lincoln, Nebraska, and has held such position since 1989. He was also President of Fischbach Corporation (a diversified electrical/mechanical contractor) from 1990 to 1992.

JAMES W. STRAND; Director since 1990; Age 48; Lincoln, Nebraska. Mr. Strand is President-Diversified Operations of the Corporation, Executive Vice President-Marketing and Customer Services of its principal subsidiary, The Lincoln Telephone and Telegraph Company and is President of its subsidiaries, LinTel Systems Inc. and Prairie Communications, Inc. He was the Corporation's Vice President-Diversified Operations from 1987 to March 1990.

                         PRESENT TERM EXPIRES 1996

DUANE W. ACKLIE; Director since 1983; Age 63; Lincoln, Nebraska. Mr. Acklie is Chairman of Crete Carrier Corporation (a contract and common motor carrier) of Lincoln, Nebraska, and has held such position since 1991. He was President and Chief Executive Officer from 1971 to 1991. Mr. Acklie is a Director of FirsTier Financial, Inc. of Omaha, Nebraska.

TERRY L. FAIRFIELD; Director since 1993; Age 46; Lincoln, Nebraska. Mr. Fairfield is President and Chief Executive Officer of the University of Nebraska Foundation, Lincoln, Nebraska. He has held such position since 1987.

JOHN HAESSLER; Director since 1993; Age 58; Lincoln, Nebraska. Mr. Haessler is President and Chief Executive Officer of Woodmen Accident and Life Company of Lincoln, Nebraska, and has held such position since 1986. (See Note 1 below.)

WILLIAM C. SMITH; Director since 1983; Age 61; Lincoln, Nebraska. Mr. Smith retired in 1989 from the position of Chairman and Chief Executive Officer of FirsTier Financial, Inc. of Omaha, Nebraska, a position which he had held since 1988. Mr. Smith is currently self-employed in business and financial consulting.

LYN WALLIN ZIEGENBEIN; Director since 1992; Age 42; Omaha, Nebraska. Mrs. Ziegenbein is an attorney and is Executive Director of Peter Kiewit Foundation of Omaha, Nebraska, and has held such position since 1983. (See
Note 2 below.)

                        PRESENT TERM EXPIRES 1997

WILLIAM W. COOK, JR.; Director since 1981; Age 58; Beatrice, Nebraska. Mr. Cook is Chairman, President and Chief Executive Officer of Beatrice National Bank & Trust Co., of Beatrice, Nebraska, and has held such position since 1993. He was President and Chief Executive Officer of such company from 1971 to 1993.

JAMES E. GEIST; Director since 1973; Age 65; Lincoln, Nebraska. Mr. Geist retired in 1993 from the positions of Chairman of the Board and Chief Executive Officer of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, and also retired from the positions of Chairman of the Board of the Corporation's other subsidiaries, LinTel Systems Inc. and Prairie Communications, Inc., all of Lincoln, Nebraska. He was the President and Chief Executive Officer of the Corporation and The Lincoln Telephone and Telegraph Company from 1988 to 1990. Mr. Geist is currently President of Geist, Inc., an equipment manufacturer.

DONALD H. PEGLER, JR.; Director since 1979; Age 68; Lincoln, Nebraska. Mr. Pegler is Chairman of the Board and Chief Executive Officer of Pegler-Sysco Food Services Company (distributors of institutional food, food service supplies and equipment), of Lincoln, Nebraska, and has held such position since 1989.

CHARLES N. WHEATLEY; Director since 1993; Age 44; Chicago, Illinois. Mr. Wheatley is President and Chief Executive Officer of Sahara Enterprises, Inc. (a diversified holding company) and has held such position since July, 1992. He was Vice President and Secretary of Sahara Enterprises, Inc. from 1985 to July 1992. Mr. Wheatley is a Director of Sahara Enterprises, Inc.

THOMAS C. WOODS, III; Director since 1979; Age 49; Lincoln, Nebraska. Mr. Woods is Chairman of the Board of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's Vice Chairman of the Board-Corporate Relations and
Communications from March 1990 to April 1993, and was Vice President Corporate Relations from March 1985 to March 1990. Mr. Woods is a director of Sahara Enterprises, Inc.


     Note 1. Woodmen Accident and Life Company is the insurer from which the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1994 were $991,492. The Corporation believes that the rates paid for such insurance are comparable to market rates.

     Note 2. The Woods & Aitken law firm, in which Mr. John H. Ziegenbein, the husband of Mrs. Ziegenbein, is of counsel, provided legal services to the Corporation and its subsidiaries, The Lincoln Telephone and Telegraph Company, LinTel Systems Inc., and Prairie Communications, Inc., during 1994 for which it received fees in the amount of $229,257.


                 BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1994, six meetings of the Board of Directors were held. One director, Mrs. Ziegenbein, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committee on which she served.
The Corporation has no standing nominating committee, but does have the following three standing committees:

Executive Committee

The Executive Committee, in accordance with By-Law 17 of the Corporation's By-Laws, and subject to the limitations of the Nebraska Business Corporation Act, possesses and may exercise all powers of the Board of Directors. The Committee did not meet during 1994. Committee members during 1994 were:
Frank H. Hilsabeck, Chairman; William W. Cook, Jr.;   J. Taylor Greer; Paul
C. Schorr, III; and William C. Smith.

Audit Committee

The Audit Committee recommends the independent auditors for the Corporation to the full Board of Directors, reviews the scope of the audit and approves the fees for the auditors. In addition, the Committee reviews the work of the Corporation's Internal Audit Section. The Committee met four times during 1994. Committee members during 1994 were: Charles R. Hermes, Chairman; Terry L. Fairfield; John Haessler; and Charles N. Wheatley.

Executive Compensation Committee

The Executive Compensation Committee reviews and makes recommendations to the full Board of Directors for compensation levels of the Corporation's officers and administers the 1989 Stock and Incentive Plan participated in by executive officers and other key employees. The Committee met three times during 1994. Committee members during 1994 were: Duane W. Acklie, Chairman; Paul C. Schorr, III; Charles N. Wheatley; and Lyn Wallin Ziegenbein.


                       SECURITY OWNERSHIP OF MANAGEMENT

     Set forth on the next page is a tabulation indicating as of February 28, 1995, the shares of the Corporation's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of the Corporation as a group.



Name of Beneficial       Principal      Amount and Nature of         Percent of
Owner                    Position     Beneficial Ownership (Note 1)    Class

Thomas C. Woods, III.   Chairman of the           57,063 Direct         10.21%
                        Board and Director     3,245,800 Indirect*      Note 4

Frank H. Hilsabeck      President & Chief         35,855 Direct         Note 3
                        Executive Officer            200 Indirect*
                        and Director

James W. Strand         President-Diversified     20,659 Direct         Note 3
                        Operations & Director        100 Indirect*

Charles P. Arnold       Senior Vice President-    18,585 Direct         Note 3
                        Network Operations (Note 2) None Indirect*

Robert L. Tyler         Senior Vice President-    23,602 Direct         Note 3
                        Chief Financial Officer     None Indirect*

Duane W. Acklie         Director                  91,523 Direct         Note 3
                                                  61,200 Indirect*

William W. Cook, Jr.    Director                   6,770 Direct         Note 3
                                                     944 Indirect*

Terry L. Fairfield      Director                    None Direct         Note 3
                                                  34,312 Indirect*

James E. Geist          Director                  26,631 Direct         Note 3
                                                  29,418 Indirect*

J. Taylor Greer         Director                  25,232 Direct         Note 3
                                                   7,168 Indirect*

John Haessler           Director                   4,000 Direct      Notes 3 & 5
                                                 242,432 Indirect*

Charles R. Hermes       Director                   2,000 Direct         Note 3
                                                  32,400 Indirect*

Donald H. Pegler, Jr.   Director                     800 Direct         Note 3
                                                  40,000 Indirect*

Paul C. Schorr, III.    Director                   1,731 Direct         Note 3
                                                  26,819 Indirect*

William C. Smith        Director                   2,400 Direct         Note 3
                                                    None Indirect

Charles N. Wheatley     Director                    None Direct          9.82%
                                               3,176,776 Indirect*      Note 4

Lyn Wallin Ziegenbein   Director                   4,000 Direct         Note 3
                                                      10 Indirect*
All Directors and
Executive Officers as
a Group (19 persons)    TOTAL                  4,098,166**
      TOTAL PERCENT OF CLASS                                            12.66%


* Includes shares held by individual's spouse, held by the individual in custodianship for minor children, or held by a corporation with which the individual is affiliated, and to the extent listed as owned by the director or named executive officer should not be construed as an admission of beneficial ownership.

** Total shares and percent of class ownership do not reflect the cumulative effect of beneficial ownership by Messrs. Woods and Wheatley of shares held of record by Sahara Enterprises, Inc. (See Note 4 below.)

     Note 1. Approximate number of shares of Common Stock owned, directly or indirectly, as of February 28, 1995. This information has been furnished by each Director or Officer. Also includes all Short-Term Incentive awards of Restricted Stock of the Corporation under the 1989 Stock and Incentive Plan (the "Plan") and any Long-Term Incentive awards of Stock Options under the Plan. Certain executive officers have unexercised options for the following number of shares which are included in their direct ownership shown above as of December 31, 1994: Thomas C. Woods, III, 5,100; Frank H. Hilsabeck, 17,500; James W. Strand, 11,900; Charles P. Arnold, 6,800; and Robert L. Tyler, 12,300.

     Note 2. Mr. Arnold is Senior Vice President-Network Operations of the Corporation's subsidiary, The Lincoln Telephone and Telegraph Company, and does not serve as an officer of the Corporation.

     Note 3. Owns less than one percent of the Corporation's outstanding Common Stock.

     Note 4. The shares of the Corporation's Common Stock shown as indirectly owned by Messrs. Woods and Wheatley are held as follows:
3,176,776 shares included in each individual's indirect ownership total were held of record by Sahara Enterprises, Inc., as of February 28, 1995, in connection with which Messrs. Woods and Wheatley each serve as Directors and Mr. Wheatley serves as President and Chief Executive Officer. The balance of Mr. Woods' indirect ownership total is held by his spouse, held in trust, or held as a Co-Personal Representative of the Estate of Thomas C. Woods, Jr.

     Note 5. The shares of the Corporation's Common Stock shown as indirectly owned by Mr. Haessler include 242,432 shares held by Woodmen Accident and Life Company, a mutual insurance company, of which Mr. Haessler is President and Chief Executive Officer.


 EXECUTIVE COMPENSATION

     The Summary Compensation Table appearing on the next page shows the compensation for the past three years for each of the Corporation's five most highly compensated executive officers, including the Corporation's Chief Executive Officer (the "named executive officers").











                          SUMMARY COMPENSATION TABLE
                                                  Long Term Compensation
                             Annual Compensation              Awards
                                                              Number of
                                                              Securities
                                                              Underlying
                                                  Restricted    Stock     All Other
Name and                      Salary    Bonus       Stock      Options  Compensation
Principal Position      Year   ($)      ($)(1)      ($)(2)     (#)(3)       ($)(4)
Frank H. Hilsabeck      1994  225,000   52,210      52,190          0         4,500
President & Chief       1993  196,167   52,211      52,189          0         6,040
Executive Officer       1992  164,825   28,818      28,782      9,700         5,035
and Director

James W. Strand         1994  154,000   22,872      22,848          0         4,500
President-Diversified   1993  146,000   26,400      26,400          0         4,380
Operations & Director   1992  138,750   19,500      19,500      7,900         4,162

Charles P. Arnold       1994  131,000   16,804      16,796          0         3,930
Senior Vice President-  1993  125,000   19,805      19,795          0         3,751
Network Operations      1992  119,000   14,422      14,378      6,800         3,571

Robert L. Tyler         1994  124,000   16,804      16,796          0         3,720
Senior Vice President-  1993  111,000   19,805      19,795          0         3,331
Chief Financial Officer 1992  105,000   13,218      13,182      6,800         3,151

Michael J. Tavlin       1994  101,000   12,015      11,985          0         3,030
Vice President-         1993   96,000   13,817      13,783          0         2,880
Treasurer & Secretary   1992   91,700   10,208      10,192      5,300         2,579

(1) The 1989 Stock and Incentive Plan (the "Plan") is administered by the Executive Compensation Committee of the Board of Directors (the "Committee") constituted of members of the Board not eligible to participate in the Plan, and permits the award of Short-Term Incentives, Stock Options, Stock Appreciation Rights and Restricted Stock. The bonus amounts shown reflect the cash bonus amounts paid pursuant to the Short-Term Incentive feature of the Plan attributable to the fiscal years of the Corporation shown. On April 26, 1989, the stockholders of the Corporation approved the Plan.

(2) Pursuant to the terms of the Plan, a participant may elect to receive up to forty percent (40%) of the amount of any Short-Term Incentive award in Restricted Stock of the Corporation. Each of the listed individuals has elected to receive the maximum amount. The number of such shares awarded was based upon the closing price of the Corporation's Common Stock as of December 31, 1992, December 31, 1993 and December 30, 1994, respectively. In each year, the number of shares awarded was increased by a multiple previously determined by the Committee, which was 1.5.
     The dollar value of the Restricted Stock awards are attributable to the Corporation's fiscal year as indicated. The number of shares of Restricted Stock awarded and values thereof for each named executive officer and the aggregate value as of December 30, 1994, are as follows:




                                Number of Restricted Shares
Name                1992 Award     1993 Award      1994 Award       Aggregate
                                                                      Value
Mr. Hilsabeck          2,214          2,821           3,070        $ 137,785
Mr. Strand             1,500          1,427           1,344           72,607
Mr. Arnold             1,106          1,070             988           53,788
Mr. Tyler              1,014          1,070             988           52,224
Mr. Tavlin               784            745             705           37,978
                       -----          -----           -----          -------
  Totals               6,618          7,133           7,095        $ 354,382

     The restrictions against sale, transfer, pledge or assignment of the Restricted Stock will lapse, and the awards have vested or will vest as follows: 1992 Awards - February 1, 1995; 1993 Awards - January 31, 1996 and 1994 awards January 31, 1997. Restrictions will lapse sooner if the participant dies, becomes disabled, retires or there is a change in control of the Corporation during the period of restriction.

     Dividends are paid during the period of restriction on the shares of Restricted Stock to the executive officer holding such shares and their voting rights may be exercised by the executive officer.

(3) The options shown for 1992 were awarded on May 1, 1992, and were attributable to the performance of the Corporation during 1991.

(4) The Corporation maintains a 401(k) Savings and Stock Ownership Plan for the benefit of its non-union-eligible employees, including the named executive officers. Pursuant thereto the Corporation (a) has contributed 1.75% of the employee's base salary in the form of the Corporation's Common Stock for the employee's benefit (to the following maximum base salary amounts: 1992 - $228,860; 1993 - $235,840; and 1994
     - $150,000; and (b) has contributed on a matching basis, at the rate of 25% for each 1% of the employee's salary contributed to the 401(k) account, up to a maximum of 1.25% of such salary contribution. Such match is also made in shares of the Corporation's Common Stock.

     The Corporation has in effect the 1989 Stock and Incentive Plan which was approved by its stockholders and pursuant to which options to purchase shares of Common Stock of the Corporation have been granted to officers and other key employees of the Corporation and its subsidiaries in the past. However, no options to purchase shares of Common Stock were granted in fiscal year 1994.

     The table on the following page sets forth information concerning the exercise of stock options by each of the named executive officers during the 1994 fiscal year, the number of unexercised options existing at the end of the year 1994 for each of the named executive officers and the 1994 year-end value of unexercised options.












                       OPTION EXERCISES IN FISCAL 1994
                   AND FISCAL 1994 YEAR-END OPTION VALUES
                                                                        Value of
                                                 Number of            Unexercised
                                           Securities Underlying      In-The-Money
                                            Unexercised Options        Options at
                                               at 12/30/94 (#)        12/30/94 ($)
                    Shares
                    Acquired on    Value
                     Excercise    Realized   Exercis-   Unexer-   Exercis-   Unexer-
Name                    (#)          ($)       able     cisable     able     cisable
Frank H. Hilsabeck       0            0       7,800      9,700    42,900     41,225
James W. Strand          0            0       4,000      7,900    22,000     33,575
Charles P. Arnold    7,200       55,800           0      6,800         0     28,900
Robert L. Tyler          0            0       5,500      6,800    30,250     28,900
Michael J. Tavlin        0            0       2,800      5,300    15,400     22,525

     The following table illustrates the annual pension plan benefit provided by the Corporation's Pension Plan, as supplemented by the Executive Benefit Plan, for eligible executive employees upon retirement at age 65, assuming no optional forms of benefit have been elected. The Pension Plan is not integrated with Social Security and is maintained for all employees.

                                  PENSION PLAN TABLE
                    Estimated Annual Pension at Normal Retirement
                   Age for Representative Years of Credited Service
Highest       15 Years  20 Years    25 Years    30 Years    35 Years    40 Years
Consecutive   Service   Service     Service     Service     Service     Service
Five-Year     (34.875   (52.00      (59.375     (67.00      (74.875     (82.00
Average       Percent   Percent     Percent     Percent     Percent     Percent
Compensation  Factor)   Factor)     Factor)     Factor)     Factor)     Factor)
$ 90,000     $ 31,388  $ 46,800    $ 53,438    $ 60,300    $ 67,388    $ 73,800
 120,000       41,850    62,400      71,250      80,400      89,850      98,400
 150,000       52,313    78,000      89,063     100,500     112,313     123,000
 180,000       62,775    93,600     106,875     120,600     134,775     147,600
 210,000       73,238   109,200     124,688     140,700     157,238     172,200
 240,000       83,700   124,800     142,500     160,800     179,700     196,800
 270,000       94,163   140,400     160,313     180,900     202,163     221,400
 300,000      104,625   156,000     178,125     201,000     224,625     246,000
 330,000      115,088   171,600     195,938     221,100     247,088     270,600
 360,000      125,550   187,200     213,750     241,200     269,550     295,200

(continued)












                        PENSION PLAN TABLE (continued)
                 Estimated Annual Pension at Normal Retirement
               Age for Representative Years of Credited Service
Highest       45 Years    50 Years
Consecutive   Service     Service
Five-Year     (89.125     (96.25
Average       Percent     Percent
Compensation  Factor)     Factor)
$ 90,000     $ 80,213    $ 86,625
 120,000      106,950     115,500
 150,000      133,688     144,375
 180,000      160,425     173,250
 210,000      187,163     202,125
 240,000      213,900     231,000
 270,000      240,638     259,875
 300,000      267,375     288,750
 330,000      294,113     317,625
 360,000      320,850     346,500

     Compensation covered by the Pension Plan is a participant's salary, as shown in the Summary Compensation Table on page 7 herein (whether or not such compensation has been deferred at participant's election). Benefits are based on a participant's average compensation for five consecutive years, or, in the case of a participant who has been employed for less than five full years, the period of his employment covered by the Pension Plan. Under the Pension Plan, only salary as shown in the Summary Compensation Table up to the limits imposed by the Internal Revenue Code is taken into account. The 1994 compensation limit applicable to the Pension Plan is $150,000.

     Included in the information reflected in the above table are the supplemental retirement benefits which the Corporation provides pursuant to an Executive Benefit Plan for the benefit of Messrs. Hilsabeck, Strand, Arnold, Tyler, Tavlin, and certain other executive officers. The Executive Benefit Plan also provides pre-retirement death benefits and long-term disability benefits. Pension benefits which exceed the limitations imposed by the Internal Revenue Code are payable under the Executive Benefit Plan. All pension benefits payable under the Executive Benefit Plan will be paid outside the Pension Plan as an operating expense.

     The named executive officers have the following years of service with the Corporation and The Lincoln Telephone and Telegraph Company as of December 31, 1994: Frank H. Hilsabeck, 27; James W. Strand, 21; Charles P. Arnold, 43; Robert L. Tyler, 35 years; and Michael J. Tavlin, 8 years.

                         COMPENSATION OF DIRECTORS

     Full-time officers of the Corporation or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Corporation or its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.

Effective January 1, 1992, non-employees serving as members of the Corporation's Board of Directors are paid: (a) an annual retainer of $7,200, paid in monthly installments of $600; (b) an additional fee of $700 for attendance at each meeting of the Board and any meeting of a Board Committee; and (c) reimbursement of expenses incurred in connection with such meetings. Non-employee Directors of the Corporation are not compensated for serving as Directors of the Corporation's principal subsidiary, The Lincoln Telephone and Telegraph Company. Total fees paid to Directors in 1994 were $165,100.

                 EMPLOYMENT CONTRACTS AND TERMINATION OF
              EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Corporation has agreements with Messrs. Hilsabeck, Strand, Arnold, Tyler and Tavlin which provide that the named executive officer is entitled to benefits if, after a change in control (as defined), such executive officer's employment is ended through (i) termination by the Corporation other than by reason of death or disability or for cause (as defined), or
(ii) termination by the executive officer following the first anniversary of the change in control or due to a breach of the agreement by the Corporation or a significant adverse change in his responsibilities. As used in such agreements, (a) "change in control" means (i) if any person is or becomes a thirty percent beneficial owner of the Corporation or (ii) a change in a majority of the members of the Board of Directors of the Corporation over a two consecutive year period; and (b) "cause" means termination of an executive's employment by the Corporation after a change in control based upon willful and intentional conduct causing serious injury to the Corporation, conviction for a felony or willful and unreasonable neglect or refusal to perform the executive's duties. The benefits provided are: (a) a cash termination payment of up to three times the sum of executive officer's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreements provide that if any portion of the benefits under the agreements or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986 (the "Code"), benefits are reduced so that the executive officer is entitled to receive $1.00 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code or which the Corporation may pay without loss of deduction under the Code.

     In accordance with agreements pursuant to the Corporation's Executive Benefit Plan, in the event of a change in control of the Corporation, entitlement to benefits payable to the named executive officers shall become vested, provided that such employees shall comply with specified non-competition and confidentiality requirements of such agreements. The vested amount shall equal 25% of average final compensation irrespective of the employee's net credited service on the date of employee's retirement. If after the change of control the employee's employment is terminated for reasons other than death or retirement, the vested 25% of average final compensation shall be payable on the later of his attaining age 60 or his date of termination.

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board is responsible for all aspects of the Corporation's compensation package offered to its corporate officers, including the named executive officers. The following report was approved by members of the Executive Compensation Committee.

     COMPENSATION POLICIES. The Corporation's principal executive compensation objective is to compensate executive officers in a manner that will attract and retain the services of an outstanding management team and provide incentives to motivate superior performance by key employees. In light of that objective, the Executive Compensation Committee of the Board of Directors (the "Committee"), which also serves as the executive compensation committee for The Lincoln Telephone and Telegraph Company (the principal subsidiary of the Corporation), has approved a compensation program for the Corporation's executive officers consistent with the policies described below. There are currently seven executive officers (including one person who is an employee of such subsidiary of the Corporation).

     To attract and retain employees, the Corporation's compensation program provides a base salary and an overall compensation package that are intended to be competitive and are based upon the following factors. First, the Committee reviews the financial performance of the Corporation as compared to the peer group of telecommunications companies (as shown in the Performance Graph on page 13) which graphically illustrates returns on investments by stockholders over a five-year period, including reinvestment of dividends. Second, the Committee reviews competitive, legislative, regulatory and operational issues which the Corporation has faced during the past fiscal year, or will face during the ensuing fiscal year. In its discussions, the Committee evaluates the proactive and reactive actions of the executive officers concerning these first two factors and subjectively incorporates the evaluation into its compensation decisions. Third, and most important to the Committee's considerations, the Committee considers surveys of executive compensation obtained from available sources. Such survey sources take into account both the telecommunications industry and other industries nationwide. The surveys include the five mid-sized telecommunications companies in the Corporation's peer group, as well as a number of other similarly sized companies in telecommunications or related industries. The 1993 and 1994 surveys indicated that the compensation of the Corporation's Chief Executive Officer was significantly below the target objective. The target objective is near the mid-point of the survey results after giving consideration to the size of the Corporation compared to the size of the companies in the survey. Certain other officers were also below the target objective. The Committee's actions concerning salary level adjustments for these officers included steps to more closely approximate the target objectives.

     To provide incentives to motivate performance, the Corporation's executive compensation program establishes a direct relationship between compensation and the Corporation's performance and encourages executives to acquire an ownership interest in the Corporation. Pursuant to the provisions of the Plan, eligible executives, who have been chosen in advance by the Committee, receive a portion of their compensation in the form of incentive awards ("Short-Term Incentive awards"). The amounts of such Short-Term Incentive awards are established in accordance with ranges of earnings and return on equity realized by the Corporation as pre-determined by the Committee. The minimum return on equity required to award short-term incentives for 1994 was 15%. Actual results for 1994 exceeded that level.
In 1994, the Corporation's earnings and return on equity yielded an aggregate short-term incentive pool of $307,274 or 22.0% of composite salaries for eligible executives. The portion of such incentive pool received by an executive is based on his or her position of responsibility and individual performance.

     Further, to align the interests of executives with stockholder interests and to provide a means for the acquisition of an ownership interest in the Corporation, executives are encouraged to elect to receive up to 40% of the cash portion of the Short-Term Incentive awards in Restricted Stock of the Corporation. If such an election is made, the Committee may increase the stock portion of the award by a multiple not to exceed two times such stock portion. For 1994, the Committee determined 1.5 to be an appropriate multiple to be applied to the stock portion of the award to incent ownership, and in view of the two-year period of restrictions. Finally, the Committee may grant stock options under the Plan to key executives in amounts that are competitive based upon market considerations, which are exercisable after three years. No stock options were granted in 1994.


     CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation for Mr. Frank H. Hilsabeck, President and Chief Executive Officer, reported for 1994 reflects the application of the policies described above.

     Mr. Hilsabeck also received a Short-Term Incentive award for 1994. On December 14, 1993, the Committee adopted performance goals for the Corporation for 1994 for purposes of the Corporation's Short-Term Incentive awards. As a result of the Corporation's earnings and return on equity and his performance in 1994, Mr. Hilsabeck received a Short-Term Incentive award of $87,000 or approximately 28.3% of the aggregate award.

     Consistent with the Corporation's desire to encourage acquisition of an ownership interest in the Corporation, Mr. Hilsabeck elected to receive Restricted Stock pursuant to the Plan to the maximum permitted of 40% of the Short-Term Incentive award. The Committee had previously determined to increase the value of the portion of the award used for the granting of Restricted Stock by a multiple of 1.5, thereby enabling Mr. Hilsabeck to receive Restricted Stock with a value of $52,190, as well as a cash award of $52,210. As of December 31, 1994, Mr. Hilsabeck held unvested Restricted Stock with an aggregate value of $137,785, including the 1994 award.

     Mr. Hilsabeck also participated in other employee benefit plans available to other executive officers during 1994, which the Committee believes are competitive, including the Pension Plan, Executive Benefit Plan, the 401(k) Savings and Stock Ownership Plan and life and health insurance programs.

     INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code (the "Code") eliminates, subject to certain exceptions, the deductibility of executive compensation to the extent that any executive's compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of performance-based compensation. As noted above, it is the Executive Compensation Committee's policy to base a substantial amount of executive compensation on the Corporation's performance. Currently the cash compensation levels for the Corporation's executive officers fall significantly below $1 million. In the event that in the future the annual remuneration of any executive of the Corporation approaches $1 million, the Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.

     Members of the Executive Compensation Committee for 1994 were:

          Duane W. Acklie, Chairman           Charles N. Wheatley
          Paul C. Schorr, III                 Lyn Wallin Ziegenbein

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Executive Compensation Committee are identified above. Mrs. Ziegenbein, a member of the Executive Compensation Committee, is the spouse of John H. Ziegenbein, of counsel in the law firm of Woods & Aitken. Woods & Aitken acted as outside counsel for the Corporation for 1994 for which it received fees of $229,257.

OTHER INFORMATION

     On February 1, 1994, the Company entered into an Agreement (the "Agreement") with Sahara Enterprises, Inc. ("Sahara"), then an owner of approximately 16.6% of the issued and outstanding Common Stock, in connection with a firm commitment underwritten public offering of 1,850,000 shares of the Common Stock by Sahara (the "Offering"). The Offering closed on March 17, 1994, at a per share price to the public of $16.00. The Offering, including the exercise of an over-allotment option for 136,200 shares of Common Stock, yielded proceeds to Sahara, net of underwriting discount, of approximately $30.1 million. Pursuant to the Agreement and concurrent with the closing of the Offering, the Company purchased 250,000 shares of Common Stock from Sahara at the offering price less 2 percent ($15.68 per share) for future use in funding the Company's stock obligations under one or more Company benefit plans. The Agreement also provided the Company with a right of first refusal to purchase additional shares of Common Stock from Sahara for 120 days following the closing of the Offering and required that Sahara indemnify and reimburse the Company against payment of an amount not to exceed the first $200,000 of the Company's out-of-pocket expenses in connection with the Offering.



                            PERFORMANCE GRAPH

     The following graph sets forth a comparison of the cumulative total stockholder return by quarter, commencing December 1989 and ending December 1994, on an investment of $100 in (a) shares of the Corporation's Common Stock; (b) shares of Standard & Poor's telephone company composite; (c) shares of Standard & Poor's 500 company composite; and (d) shares of the Corporation's telephone company peer group identified below. The cumulative total market appreciation includes the cumulative amount of dividends for the five-year period, assuming dividend reinvestment.

                            Dec-89    Dec-90    Dec-91    Dec-92    Dec-93    Dec-94
Lincoln Telecommunications   $100      $82        $77       $88      $130      $123

S&P 500                      $100      $97       $126      $136      $150      $152

S&P Telephone Index          $100      $95       $103      $113      $130      $125

Custom Composit Index        $100      $85        $90      $108      $126      $130
(5 Stocks)

The 5-Stock Custom Composite Index includes:  Alltel Corp., Cincinnati Bell Inc.,
Century Telephone Enterprises, Frontier Corp., and Southern New England
Telecommunications Corp.

                     FILING OF REPORTS OF BENEFICIAL OWNERSHIP

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation's executive officers, directors and holders of more than ten percent of the Corporation's outstanding shares ("Insiders") file reports (on prescribed forms) of their beneficial ownership of the Corporation's stock and furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that, during its fiscal year commencing January 1, 1994, and ending December 31, 1994, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis, except that Mr. John Haessler had one Form 4 covering one transaction, which was filed late.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Corporation, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick as the Company's independent certified public accountants for the calendar year ending December 31, 1995. This accounting firm has audited the financial statements of The Lincoln Telephone and Telegraph Company (LT&T) continuously since calendar year 1946, and has audited the consolidated financial statements of the Corporation and its other subsidiaries since their respective dates of incorporation, as well as LT&T. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders with the opportunity to make any statements they desire and to respond to appropriate questions.

              OTHER BUSINESS AT THE ANNUAL MEETING OF STOCKHOLDERS

     Management is not aware of any business which properly may be presented for action at the meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the stockholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

                          DATE OF RECEIPT OF PROPOSALS

     All stockholder proposals intended for inclusion in the Corporation's 1996 proxy materials and for presentation at the Corporation's 1996 Annual Meeting set in the Corporation's By-Laws as the fourth Wednesday in April, or April 24, 1996, must be received by the Corporation (Attn: Corporate Secretary) not later than November 20, 1995. In addition, the Corporation's By-Laws establish procedures for stockholder nominations for election of directors and bringing business before the Annual Meeting of the Corporation's stockholders. Among other requirements, to bring business before the 1996 Annual Meeting or to nominate a person for election as a director, a stockholder must give written notice to the Secretary of the Corporation not less than 90 days prior to April 24, 1996, or in the event an earlier date is set by the Board of Directors within ten days after the first public disclosure of the earlier date. The notice must contain certain information concerning the proposed business or the nominee and the stockholder making the proposal. Any stockholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions from the Secretary of the Corporation.

                                          By order of the Board of Directors
                                          LINCOLN TELECOMMUNICATIONS COMPANY

                                          /s/ Michael J. Tavlin

                                          Michael J. Tavlin, Secretary


Lincoln, Nebraska
March 24, 1995